Exhibit 99.1

FOR IMMEDIATE RELEASE Friday, July 27, 2012 7:30 a.m. CDT

TELEVISION COMPANY BELO CORP. (BLC) REPORTS EARNINGS FOR SECOND QUARTER 2012

DALLAS – Television company Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.24 in the second quarter of 2012 compared to net earnings per share of $0.17 in the second quarter of 2011.

Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “Second quarter total revenue increased 7 percent compared to the second quarter of 2011. Political revenue totaled $9.5 million, with $5 million attributable to the Senate primary in Texas. The Company also received meaningful political revenue in Charlotte, Norfolk and St. Louis. Core spot revenue was up in many of the Company’s markets in the second quarter of 2012, but was down slightly overall compared to last year due to softness in national spot in certain markets. Third quarter total spot revenue is currently pacing up in the high-teens with strong core and political revenue.

“Combined station and corporate operating costs were 1 percent lower when compared to the second quarter of last year. Our station adjusted EBITDA grew 23 percent compared to the second quarter of 2011 and our station adjusted EBITDA margin was 41 percent.

“During the second quarter, the Company opportunistically repurchased over 1 million shares in the open market at an average price of $5.81.”

Second Quarter in Review

Operating Results

The Company generated total revenue of $178 million in the second quarter of 2012, which was $11 million, or 7 percent, higher than the second quarter of 2011.

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Belo Reports Second Quarter 2012 Earnings

July 27, 2012

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Political revenue in the second quarter of 2012 totaled $9.5 million, an $8.3 million increase compared to the second quarter of 2011. Total spot revenue, including political, was up 6 percent in the second quarter of 2012 compared to the second quarter of 2011. Total spot revenue, excluding political, was down 0.5 percent with a 2.3 percent increase in local spot revenue and a 5.5 percent decrease in national spot revenue.

Other revenue, which is comprised primarily of Internet advertising, retransmission revenue, and barter and trade advertising, was up 12 percent in the second quarter of 2012 due primarily to double-digit increases in both Internet and retransmission revenue.

Station salaries, wages and employee benefits increased $1.9 million, or 3.5 percent, during the second quarter of 2012 versus the second quarter of 2011 due primarily to annual merit increases for employees and higher accrued performance-based bonus expense. Station programming and other operating costs were down $4.5 million, or 8.5 percent, in the second quarter of 2012 compared to the second quarter of 2011 due primarily to lower syndicated programming expense.

Corporate

Corporate operating costs of $8.6 million in the second quarter of 2012 were $1.9 million higher than the second quarter of 2011 due primarily to higher accrued performance-based bonus expense and investments in interactive initiatives. The Company’s combined station and corporate operating costs were 1 percent lower compared to the second quarter of 2011.

Other Items

Belo’s depreciation expense totaled $7.5 million in the second quarter of 2012, down from $7.7 million in the second quarter of 2011.

The Company’s interest expense was $17.7 million in the second quarter of 2012 compared to $18.1 million in the second quarter of 2011.

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Belo Reports Second Quarter 2012 Earnings

July 27, 2012

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Income tax expense increased $5.5 million in the second quarter of 2012 compared to the second quarter of 2011 due primarily to higher pre-tax earnings.

Total debt at June 30, 2012 was $887 million and consisted entirely of fixed-rate debt. Of this amount, $176 million is due May 2013 and is therefore classified as current on the Company’s June 30, 2012 balance sheet. Also as of June 30, 2012, the Company had $126 million in cash and temporary cash investments and had nothing drawn on its $200 million revolving credit facility, which does not expire until August 2016. The facility may be used, along with some level of cash, to retire the May 2013 notes.

The Company’s total leverage ratio, as defined in the Company’s credit facility, was 3.9 times at June 30, 2012, and 3.4 times when including the Company’s cash. Belo invested $6.9 million in capital expenditures in the second quarter of 2012.

Non-GAAP Financial Measures

A reconciliation of station adjusted EBITDA to earnings from operations and a reconciliation of net earnings to pro forma net earnings are set forth in an exhibit to this release.

Outlook

Looking forward, Shive said, “Third quarter total spot revenue is currently pacing up in the high-teens. We currently expect other revenue, which includes Internet and retransmission revenue, to be up in the low double-digits during the third quarter. As a result, we currently expect the percentage growth in total revenue for the third quarter of 2012 to be up in the mid-to-high teens compared to the prior year, depending on the strength of political. Combined station and corporate operating costs for the third quarter of 2012 are currently expected to be up about 6 percent compared to the prior year’s quarter due primarily to higher variable costs associated with higher revenue.”

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Belo Reports Second Quarter 2012 Earnings

July 27, 2012

Page Four

A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 10:00 a.m. CDT this morning. The conference call will be simultaneously webcast on Belo Corp.’s website (www.belo. com/invest). Following the conclusion of the webcast, a replay of the conference call will be archived on Belo’s website. To access the listen-only conference lines, dial 1-800-553-5260. A replay line will be open from 12:00 noon CDT on July 27 until 11:59 p.m. CDT on August 10. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 253026.

About Belo Corp.

Television company Belo Corp. (NYSE: BLC) owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-4465.

Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, dividends, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest and discount rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen and its competitors; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems and devices to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes, including changes regarding spectrum; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.

Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share amounts	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Operating Revenues	$177,619	$166,379	$333,517	$317,849

Operating Costs and Expenses
Station salaries, wages and employee benefits	56,437	54,525	112,136	108,361
Station programming and other operating costs	48,074	52,565	93,391	102,761
Corporate operating costs	8,550	6,692	16,282	12,991
Pension settlement charge and contribution reimbursements	—	—	—	20,466
Depreciation	7,472	7,707	14,934	15,631

Total operating costs and expenses	120,533	121,489	236,743	260,210

Earnings from operations	57,086	44,890	96,774	57,639

Other Income and (Expense)
Interest expense	(17,714)	(18,050)	(35,376)	(36,033)
Other income, net	1,378	649	1,879	829

Total other income and (expense)	(16,336)	(17,401)	(33,497)	(35,204)

Earnings before income taxes	40,750	27,489	63,277	22,435
Income tax expense	14,917	9,402	23,152	8,662

Net earnings	25,833	18,087	40,125	13,773

Less: Net (loss) attributable to noncontrolling interests	(98)	—	(98)	—

Net earnings attributable to Belo Corp.	$25,931	$18,087	$40,223	$13,773

Net earnings per share - Basic	$0.24	$0.17	$0.38	$0.13

Net earnings per share - Diluted	$0.24	$0.17	$0.38	$0.13

Weighted average shares outstanding
Basic	103,774	103,626	103,854	103,515
Diluted	104,068	104,022	104,163	103,917

Dividends declared per share	$—	$0.05	$0.08	$0.05

Belo Corp.

Consolidated Condensed Balance Sheets

In thousands	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$125,669	$61,118
Accounts receivable, net	140,018	149,584
Income tax receivable	14	31,629
Other current assets	20,591	16,692

Total current assets	286,292	259,023

Property, plant and equipment, net	151,356	157,115
Intangible assets, net	725,399	725,399
Goodwill	423,873	423,873
Other assets	40,355	46,195

Total assets	$1,627,275	$1,611,605

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$175,810	$—
Accounts payable	17,839	19,677
Accrued expenses	36,468	34,961
Short-term pension obligation	19,737	19,300
Accrued interest payable	10,106	10,378
Income taxes payable	5,814	12,922
Dividends payable	—	5,189
Deferred revenue	5,427	3,435

Total current liabilities	271,201	105,862

Long-term debt	711,638	887,003
Deferred income taxes	251,977	244,361
Pension obligation	83,968	93,012
Other liabilities	11,763	14,164
Total shareholders’ equity	296,728	267,203

Total liabilities and shareholders’ equity	$1,627,275	$1,611,605

Belo Corp.

Non-GAAP to GAAP Reconciliations

Station Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
In thousands (unaudited)	2012	2011	2012	2011
Station Adjusted EBITDA (1)	$73,108	$59,289	$127,990	$106,727
Corporate operating costs	(8,550)	(6,692)	(16,282)	(12,991)
Depreciation	(7,472)	(7,707)	(14,934)	(15,631)
Pension settlement charge and contribution reimbursements	—	—	—	(20,466)

Earnings from operations	$57,086	$44,890	$96,774	$57,639

Note 1:	Belo’s management uses Station Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station Adjusted EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges, pension settlement charge and contribution reimbursements, and corporate operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Pro Forma Net Earnings

In thousands, except per share amounts (unaudited)

	Six months ended June 30, 2012		Six months ended June 30, 2011
	Earnings	EPS	Earnings	EPS
Net earnings attributable to Belo Corp.	$40,223	$0.38	$13,773	$0.13
Pension settlement charge and contribution reimbursements, net of tax	—	—	13,323	0.13

Pro forma net earnings attributable to Belo Corp.	$40,223	$0.38	$27,096	$0.26

Note 2:	There were no pro forma adjustments for the three months ended June 30, 2012 or 2011.